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                                                                     Exhibit 3.6

                                                           State of Delaware
                                                           Secretary of State
                                                        Division of Corporations
                                                       Filed 09:00 AM 08/24/2001
                                                           010420215-2772859


                           CERTIFICATE OF DESIGNATION

                                       OF

                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                       OF

                                    THQ INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

     The undersigned do hereby certify that:

     A. Pursuant to the authority vested in the board of directors (the "Board") of THQ Inc., a Delaware corporation (the "Corporation"), by the Corporation's Certificate of Incorporation, as amended (the "Charter"), the Board has heretofore adopted resolutions creating a series of Preferred Stock, par value $0.01 per share, of the Corporation, designated "Series A Junior Participating Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock"), initially consisting of 200,000 shares.

     B. The rights, privileges, preferences and restrictions of the Series A Preferred Stock were set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock filed on June 26, 2000 in the office of the Secretary of State of the State of Delaware (the "Certificate of Designation").

     C.   No shares of the Series A Preferred Stock have been issued.

     D. Pursuant to the authority contained in the Charter and the Certificate of Designation, the Board has adopted the following resolution to amend the Certificate of Designation as it pertains to the Series A Preferred Stock.

     RESOLVED, that Section 2(A)(b) of the Certificate of Designation is hereby amended in full to read as follows:

      "subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock") since the
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     immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock."

     FURTHER RESOLVED, that the first sentence of Section 3(A) of the Certificate of Designation is hereby amended in full to read as follows:

     "Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation."

     FURTHER RESOLVED, that Section 6(A) of the Certificate of Designation is hereby amended in full to read as follows:

     "Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $10,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, and the payment of liquidation preferences of all other shares of capital stock that rank prior to or on a parity with Series A Preferred Stock, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively."

     FURTHER RESOLVED, that the first sentence of Section 7 of the Certificate of Designation is hereby amended in full to read as follows:

     "In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or


                                       2
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any other property, then in any such case the shares of Series A Preferred
Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of capital stock, securities, cash and/or any other property (payable in kind), as the case may be, for which or into which each share of Common Stock is exchanged or changed."


                                       3
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          IN WITNESS WHEREOF, THQ Inc. has caused this certificate to be signed by Brian J. Farrell, its Chairman of the Board, Chief Executive Officer and President, and the same to be attested to by Fred Gysi, its Senior Vice President -- Finance and Administration, Chief Financial Officer and Secretary, this 24th day of August, 2001.

                                   THQ INC.


                                   By: Brian J. Farrell
                                      --------------------------------
                                      Brian J. Farrell, Chairman of the Board,
                                      Chief Executive Officer and President



Attest:


By: Fred A. Gysi
   ------------------------------------------------------
   Fred A. Gysi, Senior Vice President -- Finance and
   Administration, Chief Financial Officer and Secretary